                              AMENDED AND RESTATED

                             PARTICIPATION AGREEMENT

                                  BY AND AMONG

                          AIM VARIABLE INSURANCE FUNDS,

                          A I M DISTRIBUTORS, INC., AND

                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                             ON BEHALF OF ITSELF AND

                              ITS SEPARATE ACCOUNTS

                                TABLE OF CONTENTS

DESCRIPTION                                                                        PAGE
-----------                                                                        ----
Section 1.  Available Funds ....................................................     2
   1.1        Availability .....................................................     2
   1.2        Addition, Deletion or Modification of Funds ......................     3
   1.3        No Sales to the General Public ...................................     3
Section 2.  Processing Transactions ............................................     3
   2.1        Timely Pricing and Orders ........................................     3
   2.2        Timely Payments ..................................................     4
   2.3        Applicable Price .................................................     4
   2.4        Dividends and Distributions ......................................     4
   2.5        Book Entry .......................................................     4
   2.6        NAV Errors .......................................................     5
Section 3.  Costs and Expenses .................................................     5
   3.1        General ..........................................................     5
   3.2        Registration .....................................................     5
   3.3        Other (Non-Sales-Related) ........................................     6
   3.4        Other (Sales-Related) ............................................     6
   3.5        Parties To Cooperate .............................................     6
Section 4.  Legal Compliance ...................................................     7
   4.1        Tax Laws .........................................................     7
   4.2        Insurance and Certain Other Laws .................................     9
   4.3        Securities Laws ..................................................    10
   4.4        Notice of Certain Proceedings and Other Circumstances ............    10
   4.5        Prudential To Provide Documents; Information About AVIF ..........    11
   4.6        AVIF or AIM To Provide Documents; Information About Prudential ...    12
   4.7        Definition of Sales Literature or Other Promotional Material .....    13
   4.8        Other Disclosure .................................................    13
   4.9        Fidelity Bond Coverage ...........................................    13
Section 5.  Mixed and Shared Funding ...........................................    13
   5.1        General ..........................................................    13
   5.2        Disinterested Directors ..........................................    14
   5.3        Monitoring for Material Irreconcilable Conflicts .................    14
   5.4        Conflict Remedies ................................................    15
   5.5        Notice to Prudential .............................................    16
   5.6        Information Requested by Board of Directors ......................    16
   5.7        Compliance with SEC Rules ........................................    16
   5.8        Other Requirements ...............................................    16
Section 6.  Termination ........................................................    17
   6.1        Events of Termination ............................................    17
   6.2        Notice Requirement for Termination ...............................    18
   6.3        Funds To Remain Available ........................................    18

   6.4        Survival of Warranties and Indemnifications ......................    18
   6.5        Continuance of Agreement for Certain Purposes ....................    19
Section 7.  Parties To Cooperate Respecting Termination ........................    19
Section 8.  Assignment .........................................................    19
Section 9.  Notices ............................................................    19
Section 10. Voting Procedures ..................................................    20
Section 11. Foreign Tax Credits ................................................    21
Section 12. Indemnification ....................................................    21
   12.1       Of AVIF and AIM by Prudential ....................................    21
   12.2       Of Prudential by AVIF and AIM ....................................    23
   12.3       Effect of Notice .................................................    25
   12.4       Successors .......................................................    25
   12.5       Assignments ......................................................    25
Section 13. Applicable Law .....................................................    26
Section 14. Execution in Counterparts ..........................................    26
Section 15. Severability .......................................................    26
Section 16. Rights Cumulative ..................................................    26
Section 17. Headings ...........................................................    26
Section 18. Confidentiality ....................................................    26
Section 19. Agreement to Cooperate .............................................    27
Schedule A-1 ...................................................................    29

                              AMENDED AND RESTATED
                             PARTICIPATION AGREEMENT

     THIS AGREEMENT, made and entered into as of the 31st day of January, 2007 ("Agreement"), by and among AIM Variable Insurance Funds, a Delaware trust ("AVIF"); A I M Distributors, Inc., a Delaware corporation ("AIM"); and The Prudential Insurance Company of America ("Prudential"), a New Jersey life insurance company, on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an "Account," and collectively, the "Accounts")(collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, AVIF is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, AVIF currently consists of nine separate series ("Series"), shares ("Shares") of each of which are registered under the Securities Act of 1933, as amended (the "1933 Act") and are currently sold to one or more separate accounts of life insurance companies to fund benefits under variable annuity contracts; and

     WHEREAS, AVIF will make Shares of each Series listed on Schedule A hereto as the Parties hereto may amend from time to time (each a "Fund"; reference herein to "AVIF" includes reference to each Fund, to the extent the context requires) available for purchase by the Accounts; and

     WHEREAS, AIM is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") and a member in good standing of the National Association of Securities Dealers, Inc. ( the "NASD"); and

     WHEREAS, AIM currently serves as the distributor for the Shares; and

     WHEREAS, Prudential will be the issuer of certain variable annuity contracts ("Contracts") and/or variable life insurance policies ("Policies") as set forth on Schedule A hereto, as the Parties hereto may amend from time to time, which Contracts and Policies (hereinafter collectively, the "Policies"), if required by applicable law, will be registered under the 1933 Act; and

     WHEREAS, Prudential will fund the Policies through the Accounts, each of which may be divided into two or more subaccounts ("Subaccounts"; reference herein to an "Account" includes reference to each Subaccount thereof to the extent the context requires); and

     WHEREAS, the terms used in this Agreement listed below have the following definitions:

     "Schedule A-1 Accounts"--Accounts registered under the 1940 Act as unit investment trusts and listed on Schedule A-1.

     "Schedule A-2 Accounts"--Accounts excluded from the definition of an investment company as provided for by Section 3(c)(11) of the 1940 Act and listed on Schedule A-2.

     "Schedule A-3 Accounts"--Accounts excluded from the definition of an investment company as provided for by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and listed on Schedule A-3.

     "Schedule A-1 Policies"-- Policies through which interests in Schedule A-1 Accounts are offered and issued, which interests are registered as securities under the 1933 Act.

     "Schedule A-2 Policies"-- Policies through which interests in Schedule A-2 Accounts are offered and issued to trustees of qualified pension and profit-sharing plans and certain government plans identified in Section 3(a)(2) of the 1933 Act (which interests are not registered as securities in reliance upon Section 3(a)(2) of the 1933 Act).

     "Schedule A-3 Policies"-- Policies through which interests in Schedule A-3 Accounts are offered and issued to "accredited investors", as that term is defined in Regulation D under the 1933 Act, or other investors permitted by Regulation D (which interests are not registered as securities in reliance upon Regulation D).

     WHEREAS, Prudential will serve as the depositor of the Accounts, each of which is registered as a unit investment trust investment company under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Policies will be registered as securities under the 1933 Act (or exempt therefrom); and

     WHEREAS, to the extent permitted by applicable insurance laws and regulations, Prudential intends to purchase Shares in one or more of the Funds on behalf of the Accounts to fund the Policies; and

     NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

                           SECTION 1. AVAILABLE FUNDS

     1.1  AVAILABILITY.

          AVIF will make Shares of each Fund available to Prudential for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. The Board of Directors of AVIF may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Fund.

     1.2  ADDITION, DELETION OR MODIFICATION OF FUNDS.

          The Parties hereto may agree, from time to time, to add other Funds to provide additional funding media for the Policies, or to delete, combine, or modify existing Funds, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Fund, AVIF, or its Shares herein shall include a reference to any such additional Fund. Schedule A, as amended from time to time, is incorporated herein by reference and is a part hereof.

     1.3  NO SALES TO THE GENERAL PUBLIC.

          AVIF represents and warrants that Shares of each Fund have been and will be sold only to those entities listed under Section 817(h)(4) of the Code and the regulations thereunder, as such Code Section and the regulations may be amended from time to time.

                       SECTION 2. PROCESSING TRANSACTIONS

     2.1  TIMELY PRICING AND ORDERS.

          (a) AVIF or its designated agent will use its best efforts to provide Prudential with the net asset value per Share for each Fund by 5:30 p.m. Central Time on each Business Day. As used herein, "Business Day" shall mean any day on which (i) the New York Stock Exchange is open for regular trading, and (ii) AVIF calculates the Fund's net asset value.

          (b) Prudential will use the data provided by AVIF each Business Day pursuant to paragraph (a) immediately above to calculate Account unit values and to process transactions that receive that same Business Day's Account unit values. Prudential will perform such Account processing the same Business Day, and will place corresponding orders to purchase or redeem Shares with AVIF by 9:00 a.m. Central Time the following Business Day; provided, however, that AVIF shall provide additional time to Prudential in the event that AVIF is unable to meet the 5:30 p.m. time stated in paragraph (a) immediately above. Such additional time shall be equal to the additional time that AVIF takes to make the net asset values available to Prudential.

          (c) Each order to purchase or redeem Shares will separately describe the amount of Shares of each Fund to be purchased, redeemed or exchanged and will not be netted; provided, however, with respect to payment of the purchase price by Prudential and of redemption proceeds by AVIF, Prudential and AVIF shall net purchase and redemption orders with respect to each Fund and shall transmit one (1) net payment per Fund in accordance with Section 2.2, below. Each order to purchase or redeem Shares shall also specify whether the order results from purchase payments, surrenders, partial withdrawals, routine withdrawals of charges, or requests for other transactions under Policies (collectively, "Policy transactions").

          (d) If AVIF provides materially incorrect Share net asset value information, Prudential shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share. Any material error in the calculation or reporting of net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to Prudential.

     2.2  TIMELY PAYMENTS.

          Prudential will wire payment for net purchases to a custodial account designated by AVIF by 2:00 p.m. Central Time on the same day as the order for Shares is placed, to the extent practicable. AVIF will wire payment for net redemptions to an account designated by Prudential by 2:00 p.m. Central Time on the same day as the Order is placed, to the extent practicable, but in any event by 11:00 a.m. Central Time on the next following Business Day after a redemption order is received. However, notwithstanding the above, in the event that Prudential makes a net redemption in an amount equal to or greater than 5% of a Fund and without 10 Business Day's prior notice, AVIF reserves the right to wire payment for such net redemption within five (5) calendar days after the date the order is placed in order to enable Prudential to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act or such shorter period of time as may be required by law.

     2.3  APPLICABLE PRICE.

          (a) Share purchase and redemption orders that are the net result of Policy transactions and that Prudential receives prior to the close of regular trading on the New York Stock Exchange on a Business Day will be executed at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the orders. For purposes of this Section 2.3(a), Prudential shall be the designated agent of AVIF for receipt of orders relating to Policy transactions on each Business Day and receipt by such designated agent shall constitute receipt by AVIF; provided, that AVIF receives notice of such orders by 9:00 a.m. Central Time on the next following Business Day or such later time as computed in accordance with Section 2.1(b) hereof.

          (b) All other Share purchases and redemptions by Prudential will be effected at the net asset values of the appropriate Funds next computed after receipt by AVIF or its designated agent of the order therefor, and such orders will be irrevocable.

     2.4  DIVIDENDS AND DISTRIBUTIONS.

          AVIF will furnish notice promptly to Prudential of any income dividends or capital gain distributions payable on the Shares of any Fund. Prudential hereby elects to reinvest all dividends and capital gains distributions in additional Shares of the corresponding Fund at the ex-dividend date net asset values until Prudential otherwise notifies AVIF in writing, it being agreed by the Parties that the ex-dividend date and the payment date with respect to any dividend or distribution will be the same Business Day. Prudential reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

     2.5 BOOK ENTRY.

          Issuance and transfer of AVIF Shares will be by book entry only. Stock certificates will not be issued to Prudential. Shares ordered from AVIF will be recorded in an appropriate title for Prudential, on behalf of its Account.

     2.6  NAV ERRORS

          In the event of an error in the computation of a Fund's net asset value per share ("NAV") or any dividend or capital gain distribution (each, a "pricing error"), AIM or the Fund shall notify Prudential as soon as reasonably possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Fund's NAV at the time of the error, then AIM shall reimburse the Fund for any loss, after taking into consideration any positive effect of such error; however, no adjustments to Policy owner accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Fund's NAV at the time of the error, then AIM shall reimburse the Fund for any loss (without taking into consideration any positive effect of such error) and shall reimburse Prudential for the costs of adjustments made to correct Policy owner accounts. If an adjustment is necessary to correct a material error which has caused Policy owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Policy owners will be adjusted and the amount of any underpayments shall be credited by AIM to Prudential for crediting of such amounts to the applicable sub-accounts of such Policy owners. Upon notification by AIM of any overpayment due to a material error, Prudential shall promptly remit to AIM any overpayment that has not been paid to Policy owners. In no event shall Prudential be liable to Policy owners for any such adjustments or underpayment amounts. A pricing error within categories (b) or (c) above shall be deemed to be "materially incorrect" or constitute a "material error" for purposes of this Agreement. The standards set forth in this Section 2.6 are based on the parties' understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all parties.

                          SECTION 3. COSTS AND EXPENSES

     3.1  GENERAL.

          Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

     3.2  REGISTRATION.

          (a) AVIF will bear the cost of its registering as a management investment company under the 1940 Act and registering its Shares under the 1933 Act, and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices with respect to AVIF and its Shares and payment of all applicable registration or filing fees with respect to any of the foregoing.

          (b) Prudential will bear the cost of registering each Schedule A-1 Account as a unit investment trust under the 1940 Act and registering units of interest under the Policies under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-SAR and Rule 24f-2 Notices with respect to each Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.

     3.3  OTHER (NON-SALES-RELATED).

          (a) AVIF will bear, or arrange for others to bear, the costs of preparing, filing with the SEC and setting for printing AVIF's prospectus, statement of additional information and any amendments or supplements thereto (collectively, the "AVIF Prospectus"), periodic reports to shareholders, AVIF proxy material and other shareholder communications.

          (b) Prudential will bear the costs of preparing, filing with the SEC and setting for printing each Account's prospectus, statement of additional information, private offering memorandum or other disclosure document and any amendments or supplements thereto (collectively, the "Account Prospectus"), any periodic reports to Policy owners, annuitants or participants under the Policies (collectively, "Participants"), voting instruction solicitation material, and other Participant communications.

          (c) Prudential will print in quantity and deliver to existing Participants the documents described in Section 3.3(b) above and the documents provided by AVIF in camera ready or computer diskette form pursuant to Section 4.6(b) hereof. The costs of printing in quantity and delivering to existing Participants such documents will be borne by Prudential.

     3.4  OTHER (SALES-RELATED).

          Prudential will bear the expenses of distributing the Policies. These expenses would include by way of illustration, but are not limited to, the costs of printing and distributing to offerees the AVIF Prospectus and periodic reports of AVIF. These costs would also include the costs of preparing, printing, and distributing sales literature or other promotional material relating to the Funds, as well as filing such materials with, and obtaining approval from, the SEC, the NASD, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required.

     3.5  PARTIES TO COOPERATE.

          Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of AVIF and the Accounts.

                           SECTION 4. LEGAL COMPLIANCE

     4.1  TAX LAWS.

          (a) AVIF represents and warrants that each Fund is currently qualified as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and represents that it will qualify and maintain qualification of each Fund as a RIC. AVIF will notify Prudential immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

          (b) AVIF represents that it will comply and maintain each Fund's compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code. AVIF will notify Prudential immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not so comply in the future. Within twenty-five (25) days of the end of each calendar quarter, AVIF agrees to deliver to the Company a certificate executed by an officer of AVIF regarding each Fund's compliance during such calendar quarter with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts and any amendments or modifications to such Section or Regulation.

          (c) Prudential agrees that if the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Prudential or, to Prudential's knowledge, of any Participant, that any Fund has failed to comply with the diversification requirements of Section 817(h) of the Code or Prudential otherwise becomes aware of any facts that could give rise to any claim against AVIF or its affiliates as a result of such a failure or alleged failure:

               (i) Prudential shall promptly notify AVIF of such assertion or potential claim;

               (ii) Prudential shall consult with AVIF as to how to minimize any liability that may arise as a result of such failure or alleged failure;

               (iii) Prudential shall use its best efforts to minimize any liability of AVIF or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

               (iv) Prudential shall permit AVIF, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Participant or any other claimant regarding any claims that could give rise to liability to AVIF or its affiliates as a result of such a failure or alleged failure;

               (v) any written materials to be submitted by Prudential to the IRS, any Participant or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817-5(a)(2)), (a) shall be provided by Prudential to AVIF (together with any supporting information or analysis) at least ten (10) business days' prior to the day on which such proposed materials are to be submitted, and (b) shall not be submitted by Prudential to any such person without the express written consent of AVIF which shall not be unreasonably withheld;

               (vi) Prudential shall provide AVIF or its affiliates and their accounting and legal advisors with such cooperation as AVIF shall reasonably request (including, without limitation, by permitting AVIF and its accounting and legal advisors to review the relevant books and records of Prudential) in order to facilitate review by AVIF or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against its arising from such a failure or alleged failure;

               (vii) Prudential shall not with respect to any claim of the IRS or any Participant that would give rise to a claim against AVIF or its affiliates (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable administrative or judicial appeals, without the express written consent of AVIF or its affiliates, which shall not be unreasonably withheld, provided that Prudential shall not be required, after exhausting all administrative penalties, to appeal any adverse judicial decision unless AVIF or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and provided further that the costs of any such appeal shall be borne equally by the Parties hereto; and

               (viii) AVIF and its affiliates shall have no liability as a result of such failure or alleged failure if Prudential fails to comply with any of the foregoing clauses (i) through (vii), and such failure could be shown to have materially contributed to the liability.

               Should AVIF or any of its affiliates refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, Prudential may, in its discretion, authorize AVIF or its affiliates to act in the name of Prudential in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event AVIF or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control; provided that in no event shall Prudential have any liability resulting from AVIF's refusal to accept the proposed settlement or compromise with respect to any failure caused by AVIF. As used in this Agreement, the term

"affiliates" shall have the same meaning as "affiliated person" as defined in
Section 2(a)(3) of the 1940 Act.

          (d) Prudential represents and warrants that the Policies currently are and will be treated as annuity, endowment, or life insurance contracts under applicable provisions of the Code and that it will maintain such treatment; Prudential will notify AVIF immediately upon having a reasonable basis for believing that any of the Policies have ceased to be so treated or that they might not be so treated in the future.

          (e) Prudential represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Prudential will continue to meet such definitional requirements, and it will notify AVIF immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

     4.2  INSURANCE AND CERTAIN OTHER LAWS.

          (a) AVIF and AIM will use their best efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by Prudential.

          (b) Prudential represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains each Account as a segregated asset account under the New Jersey Insurance Code and the regulations thereunder, and (iii) the Policies comply in all material respects with all other applicable federal and state laws and regulations.

          (c) AVIF represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

          (d) AIM represents and warrants that it is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and right to execute, deliver and perform its duties and comply with the its obligations under this Agreement.

          (e) Prudential represents and warrants that it is in compliance with all applicable anti-money laundering laws, regulations and requirements, including, but not limited to, its obligations under the U.S. Bank Secrecy Act of 1970, as amended (by the USA Patriot Act of 2001 and other laws), and the rules, regulations and official guidance issued thereunder.

     4.3  SECURITIES LAWS.

          (a) Prudential represents and warrants that each Schedule A-1 Account is duly registered as a unit investment trust under the 1940 Act and each such Account's 1940 Act registration statement has been filed with the SEC in accordance with the 1940 Act; the Schedule A-2 Accounts and Schedule A-3 Accounts each qualify for the exclusions form the definition of an investment company on which they rely for not registering as investment companies under the 1940 Act; it has registered, or will register, all Schedule A-1 Policies offered and sold pursuant to this Agreement under the 1933 Act and has effective registration statements for that purpose; sales of the Schedule A-2 Policies and Schedule A-3 Policies properly qualify for exemptions on which Prudential relies in not registering such Policies, or interests in the Account through which each is issued, under the 1933 Act; orders it places for the purchase and redemption of Fund shares pursuant to this Agreement are the net result of transactions in units issued by an Account, instructions for which are received by Prudential prior to the Fund's close of business as defined from time to time in the applicable Fund prospectus. Prudential further represents and warrants that to the Policies will be registered under the 1933 Act to the extent required by the 1933 Act, (ii) the Policies will be duly authorized for issuance and sold in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and New Jersey law.

          (b) AVIF and AIM represent and warrant that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) AVIF is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) AVIF will amend the registration statement for its Shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) AVIF does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) AVIF's 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) AVIF Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.

          (c) AVIF will register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by AVIF.

     4.4  NOTICE OF CERTAIN PROCEEDINGS AND OTHER CIRCUMSTANCES.

          (a) AVIF and/or AIM will immediately notify Prudential of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to AVIF's registration statement under the 1933 Act or AVIF Prospectus, (ii) any request by the SEC for any amendment to such registration statement or AVIF Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of AVIF's Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Shares of any Fund in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (b) such law precludes the use of such Shares as an underlying investment medium of the Policies issued or to be issued by Prudential. AVIF will make every reasonable effort to prevent the issuance, with respect to any Fund, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

          (b) Prudential will immediately notify AVIF of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account's registration statement under the 1933 Act relating to the Policies or each Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Account's interests pursuant to the Policies, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Prudential will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

     4.5  PRUDENTIAL TO PROVIDE DOCUMENTS; INFORMATION ABOUT AVIF.

          (a) Prudential will provide to AVIF or its designated agent at least one (1) complete copy of all SEC registration statements, Account Prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to each Account or the Policies, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

          (b) Prudential will provide to AVIF or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which AVIF or any of its affiliates is named, at least five (5) business days' prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if AVIF or its designated agent objects to such use within five (5) business days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. AVIF hereby designates its investment adviser as the entity to receive such sales literature or other promotional material, until such time as AVIF appoints another designated agent by giving notice to Prudential in the manner required by Section 9 hereof.

          (c) Neither Prudential nor any of its respective affiliates will give any information or make any representations or statements on behalf of or concerning AVIF or its affiliates in connection with the sale of the Policies other than (i) the information or representations contained in the registration statement, including the AVIF Prospectus contained therein, relating to Shares, as such registration statement and AVIF Prospectus may be amended from time to time; or (ii) in reports or proxy materials for AVIF; or (iii) in sales literature or other promotional material approved by AVIF, except with the express written permission of AVIF.

          (d) Prudential shall adopt and implement procedures reasonably designed to ensure that information concerning AVIF and its affiliates that is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Participants or offerees) ("broker only materials") is so used, and neither AVIF nor any of its affiliates shall be liable for any losses, damages or expense relating to the improper use of such broker only materials.

     4.6  AVIF OR AIM TO PROVIDE DOCUMENTS; INFORMATION ABOUT PRUDENTIAL.

          (a) AVIF will provide to Prudential at least one (1) complete copy of all SEC registration statements, AVIF Prospectuses, reports, any preliminary and final proxy material, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to AVIF or the Shares of a Fund, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

          (b) AVIF will provide to Prudential camera ready or computer diskette copies of all AVIF Prospectuses, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Participants who have allocated any Policy value to a Fund. AVIF will provide such copies to Prudential in a timely manner so as to enable Prudential as the case may be, to print and distribute such materials within the time required by law to be furnished to Participants.

          (c) AIM will provide to Prudential or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which Prudential, or any of its respective affiliates is named, or that refers to the Policies, at least five (5) business days' prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if Prudential or its designated agent objects to such use within five (5) business days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. Prudential shall receive all such sales literature or other promotional material, until such time as it appoints a designated agent by giving notice to AVIF in the manner required by Section 9 hereof.

          (d) Neither AVIF nor any of its affiliates will give any information or make any representations or statements on behalf of or concerning Prudential, each Account, or the Policies other than (i) the information or representations contained in the registration statement, including each Account Prospectus contained therein, relating to the Policies, as such registration statement and Account Prospectus may be amended from time to time; or (ii) in reports or voting instruction materials for each Account; or (iii) in sales literature or other promotional material approved by Prudential or its affiliates, except with the express written permission of Prudential.

          (e) AIM shall adopt and implement procedures reasonably designed to ensure that information concerning Prudential, and its respective affiliates that is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Participants or offerees) ("broker only materials") is so used, and neither Prudential, nor any of its respective affiliates shall be liable for any losses, damages or expense relating to the improper use of such broker only materials.

          (f) AVIF and AIM will provide Prudential with as much advance notice as is reasonably practicable of any material change affecting the Funds (including, but not limited to, any material change in the registration statement or prospectus affecting the Funds) and any proxy solicitation affecting the Funds.

     4.7  DEFINITION OF SALES LITERATURE OR OTHER PROMOTIONAL MATERIAL.

          For purposes of this Section the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, video tape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circular, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published articles), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature of advertising under NASD Rules, the 1940 Act or the 1933 Act.

     4.8  OTHER DISCLOSURE

          Notwithstanding anything to the contrary contained herein, AVIF and AIM agree that Prudential shall be fully entitled to make disclosure of information relating to the structure and tax aspects of the transactions contemplated by this Agreement, without limitation of any kind on such disclosure, and all materials of any kind (including opinions or other tax analysis) that are provided herein related to such structure and tax aspects as described in Treasury Regulation Section 301.6111-2(c)(3).

     4.9  FIDELITY BOND COVERAGE

          AVIF and AIM represent and warrant that all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of AVIF are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of AVIF in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

                       SECTION 5. MIXED AND SHARED FUNDING

     5.1  GENERAL.

          AVIF has received an order from the SEC exempting it from certain provisions of the 1940 Act and rules thereunder so that AVIF may be available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance contracts, separate accounts of insurance companies unaffiliated with Prudential, and trustees of qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5. Sections
5.2 through 5.8 below shall apply, if and only if AVIF continues to implement Mixed and Shared Funding, pursuant to such an exemptive order or otherwise. AVIF hereby notifies Prudential that it may be appropriate to include in the prospectus pursuant to which a Policy is offered disclosure regarding the potential risks of Mixed and Shared Funding.

     5.2  DISINTERESTED DIRECTORS.

          AVIF agrees that its Board of Directors shall at all times consist of directors a majority of whom (the "Disinterested Directors") are not interested persons of AVIF within the meaning of Section 2(a)(19) of the 1940 Act and the Rules thereunder and as modified by any applicable orders of the SEC, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any director, then the operation of this condition shall be suspended (a) for a period of forty-five (45) days if the vacancy or vacancies may be filled by the Board, (b) for a period of sixty (60) days if a vote of shareholders is required to fill the vacancy or vacancies, or (c) for such longer period as the SEC may prescribe by order upon application.

     5.3  MONITORING FOR MATERIAL IRRECONCILABLE CONFLICTS.

          AVIF agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the Participants in all separate accounts of life insurance companies utilizing AVIF ("Participating Insurance Companies"), including each Account, and participants in all qualified retirement and pension plans investing in AVIF ("Participating Plans"). Prudential agrees to inform the Board of Directors of AVIF of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

          (a) an action by any state insurance or other regulatory authority;

          (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

          (c) an administrative or judicial decision in any relevant proceeding;

          (d) the manner in which the investments of any Fund are being managed;

          (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract Participants or by Participants of different Participating Insurance Companies;

          (f) a decision by a Participating Insurance Company to disregard the voting instructions of Participants; or

          (g) a decision by a Participating Plan to disregard the voting instructions of Plan participants. Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 5.1 hereof, Prudential will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by Prudential to disregard voting instructions of Participants.

     5.4  CONFLICT REMEDIES.

          (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, Prudential will, if it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

               (i) withdrawing the assets allocable to some or all of the Accounts from AVIF or any Fund and reinvesting such assets in a different investment medium, including another Fund of AVIF, or submitting the question whether such segregation should be implemented to a vote of all affected Participants and, as appropriate, segregating the assets of any particular group (e.g., annuity Participants, life insurance Participants or all Participants) that votes in favor of such segregation, or offering to the affected Participants the option of making such a change; and

               (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

          (b) If the material irreconcilable conflict arises because of Prudential's decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, Prudential may be required, at AVIF's election, to withdraw each Account's investment in AVIF or any Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after AVIF gives notice to Prudential that this provision is being implemented, and until such withdrawal AVIF shall continue to accept and implement orders by Prudential for the purchase and redemption of Shares of AVIF.

          (c) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Prudential conflicts with the majority of other state regulators, then Prudential will withdraw each Account's investment in AVIF within six (6) months after AVIF's Board of Directors informs Prudential that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal AVIF shall continue to accept and implement orders by Prudential for the purchase and redemption of Shares of AVIF.

          (d) Prudential agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.

          (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will AVIF or any of its affiliates be required to establish a new funding medium for any Policies. Prudential will not be required by the terms hereof to establish a new funding medium for any Policies if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.

     5.5  NOTICE TO PRUDENTIAL.

          AVIF will promptly make known in writing to Prudential the Board of Directors' determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

     5.6  INFORMATION REQUESTED BY BOARD OF DIRECTORS.

          Prudential and AVIF (or its investment adviser) will at least annually submit to the Board of Directors of AVIF such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof or any exemptive application filed with the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying Participating Insurance Companies and Participating Plans of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

     5.7  COMPLIANCE WITH SEC RULES.

          If, at any time during which AVIF is serving as an investment medium for variable life insurance Policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding, AVIF agrees that it will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

     5.8  OTHER REQUIREMENTS.

          AVIF will require that each Participating Insurance Company and Participating Plan enter into an agreement with AVIF that contains in substance the same provisions as are set forth in Sections 4.1(b), 4.1(d), 4.3(a), 4.4(b), 4.5(a), 5, and 10 of this Agreement.

                             SECTION 6. TERMINATION

     6.1  EVENTS OF TERMINATION.

          Subject to Section 6.4 below, this Agreement will terminate as to a
Fund:

          (a) at the option of any party, with or without cause, upon sixty (60) days' advance written notice delivered to the other parties; or

          (b) at the option of AVIF or AIM upon institution of formal proceedings against Prudential or its affiliates by the NASD, the SEC, any state insurance regulator or any other regulatory body regarding Prudential's obligations under this Agreement or related to the sale of the Policies, the operation of each Account, or the purchase of Shares, if, in each case, AVIF or AIM reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on the Fund with respect to which the Agreement is to be terminated; or

          (c) at the option of Prudential upon institution of formal proceedings against AVIF, its principal underwriter, or its investment adviser by the NASD, the SEC, or any state insurance regulator or any other regulatory body regarding AVIF's obligations under this Agreement or related to the operation or management of AVIF or the purchase of AVIF Shares, if, in each case, Prudential reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on Prudential, or the Subaccount corresponding to the Fund with respect to which the Agreement is to be terminated; or

          (d) at the option of any Party in the event that (i) the Fund's Shares are not registered and, in all material respects, issued and sold in accordance with any applicable federal or state law, or (ii) such law precludes the use of such Shares as an underlying investment medium of the Policies issued or to be issued by Prudential; or

          (e) upon termination of the corresponding Subaccount's investment in the Fund pursuant to Section 5 hereof; or

          (f) at the option of Prudential if the Fund ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if Prudential reasonably believes that the Fund may fail to so qualify; or

          (g) at the option of Prudential if the Fund fails to comply with
Section 817(h) of the Code or with successor or similar provisions, or if Prudential reasonably believes that the Fund may fail to so comply; or

          (h) at the option of AVIF or AIM if the Policies issued by Prudential cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of the Fund's noncompliance with Section 817(h) or Subchapter M of the Code) or if interests in an Account under the Policies are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

          (i) upon another Party's material breach of any provision of this Agreement; or

          (j) at the option of either party upon six (6) months' advance written notice.

     6.2  NOTICE REQUIREMENT FOR TERMINATION.

          No termination of this Agreement will be effective unless and until the Party terminating this Agreement gives prior written notice to the other Party to this Agreement of its intent to terminate, and such notice shall set forth the basis for such termination. Furthermore:

          (a) in the event that any termination is based upon the provisions of Sections 6.1(a) or 6.1(e) hereof, such prior written notice shall be given at least six (6) months in advance of the effective date of termination unless a shorter time is required by law or is agreed to by the Parties hereto;

          (b) in the event that any termination is based upon the provisions of Sections 6.1(b) or 6.1(c) hereof, such prior written notice shall be given at least ninety (90) days in advance of the effective date of termination unless a shorter time is required by law or is agreed to by the Parties hereto; and

          (c) in the event that any termination is based upon the provisions of Sections 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(i) hereof, such prior written notice shall be given as soon as possible after the terminating Party learns of the event causing termination to be required.

     6.3  FUNDS TO REMAIN AVAILABLE.

          Except (a) as necessary to implement Participant-initiated transactions, (b) as required by state insurance laws or regulations, (c) as required pursuant to Section 5 of this Agreement, or (d) with respect to any Fund as to which this Agreement has terminated pursuant to Section 6.1 hereof, Prudential shall not (i) redeem AVIF Shares attributable to the Policies (as opposed to AVIF Shares attributable to Prudential's assets held in each Account), or (ii) prevent Participants from allocating payments to or transferring amounts from a Fund that was otherwise available under the Policies, until six (6) months after Prudential shall have notified AVIF of its intention to do so.

     6.4  SURVIVAL OF WARRANTIES AND INDEMNIFICATIONS.

          All warranties and indemnifications will survive the termination of this Agreement.

     6.5  CONTINUANCE OF AGREEMENT FOR CERTAIN PURPOSES.

          If any Party terminates this Agreement with respect to any Fund pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(i)
hereof, this Agreement shall nevertheless continue in effect as to any Shares of that Fund that are outstanding as of the date of such termination (the "Initial Termination Date"). This continuation shall extend to the date as of which an Account owns no Shares of the affected Fund.

             SECTION 7. PARTIES TO COOPERATE RESPECTING TERMINATION

     The Parties hereto agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that an Account owns no Shares of a Fund after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Section 6.1(a), the termination date specified in the notice of termination. Such steps may include combining the affected Account with another Account, substituting other mutual fund shares for those of the affected Fund, or otherwise terminating participation by the Policies in such Fund.

                              SECTION 8. ASSIGNMENT

     This Agreement may not be assigned by any Party, except with the written consent of each other Party.

                               SECTION 9. NOTICES

     Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

          AIM VARIABLE INSURANCE FUNDS
          11 Greenway Plaza
          Houston, Texas 77046
          Facsimile: (713) 993-9185

          Attn: Peter A. Davidson, Esq.

          AIM DISTRIBUTORS, INC.
          11 Greenway Plaza
          Houston, Texas 77046

          Facsimile: (713) 993-9185

          Attn: Peter A. Davidson, Esq.

          PRUDENTIAL INSURANCE COMPANY OF AMERICA
          290 West Pleasant Avenue
          Livingston, New Jersey 07039

          Attn: Yvonne Provost
                Facsimile: (973) 548-5844

                Michael Scharpf
                Facsimile: (973) 548-6575

                  Section 10. Voting Procedures

     To the extent required by Section 12(d)(1)(E)(iii)(aa) of the 1940 Act or Rule 6e-2 or Rule 6e-3(T) thereunder, or other applicable law, whenever AVIF shall have a meeting of shareholders of any series or class of shares, Prudential shall:

     -    solicit voting instructions from Policy owners;

     - vote AVIF shares held in each Account at such shareholder meetings in accordance with instructions received from Policy owners;

     - vote AVIF shares held in each Account for which it has not received timely instructions in the same proportion as it votes the applicable series or class of AVIF shares for which it has received timely instructions; and

     - vote AVIF shares held in its general account in the same proportion as it votes the applicable series or class of AVIF shares held by the Accounts for which it has received timely instructions.

     Except with respect to matters as to which Prudential has the right in connection with Schedule A-1 Policies under Rule 6e-2 or Rule 6e-3(T) under the 1940 Act, to vote AVIF shares without regard to voting instructions from Policy owners, neither Prudential nor any of its affiliates will recommend action in connection with, or oppose or interfere with, the actions of the AVIF Board to hold shareholder meetings for the purpose of obtaining approval or disapproval from shareholders (and, indirectly, from Policy owners) of matters put before the shareholders. Prudential shall be responsible for assuring that it calculates voting instructions and votes AVIF shares at shareholder meetings in a manner consistent with other Participating Insurance Companies. AVIF shall notify Prudential of any changes to the Mixed and Shared Funding order or conditions. Notwithstanding the foregoing, Prudential reserves the right to vote AVIF shares held in any segregated asset account in its own right, to the extent permitted by law and/or AVIF's Mixed and Shared Funding order.

                         SECTION 11. FOREIGN TAX CREDITS

     AVIF agrees to consult in advance with Prudential concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to its shareholders.

                           SECTION 12. INDEMNIFICATION

     12.1 OF AVIF AND AIM BY PRUDENTIAL .

          (a) Except to the extent provided in Sections 12.1(b) and 12.1(c), below, Prudential each agrees to indemnify and hold harmless AVIF, its affiliates (including AIM), and each of their respective directors and officers, and each person, if any, who controls AVIF or its affiliates (including AIM) within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Prudential) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale or acquisition of AVIF's Shares and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, the Policies, or sales literature or advertising for the Policies (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Prudential by or on behalf of AVIF for use in any Account's 1933 Act registration statement, any Account Prospectus, the Policies, or sales literature or advertising or otherwise for use in connection with the sale of Policies or Shares (or any amendment or supplement to any of the foregoing); or

               (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in AVIF's 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Prudential and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of Prudential, or its respective affiliates or persons under their control (including, without limitation, their employees and "Associated Persons," as that term is defined in paragraph (m) of Article I of the

          NASD's By-Laws), in connection with the sale or distribution of the Policies or Shares; or

               (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in AVIF's 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to AVIF or AIM by or on behalf of Prudential, or its respective affiliates for use in AVIF's 1933 Act registration statement, AVIF Prospectus, sales literature or advertising of AVIF, or any amendment or supplement to any of the foregoing; or

               (iv) arise as a result of any failure by Prudential to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by Prudential in this Agreement or arise out of or result from any other material breach of this Agreement by Prudential; or

               (v) arise as a result of failure by the Policies issued by Prudential to qualify as life insurance, endowment, or annuity contracts under the Code, otherwise than by reason of any Fund's failure to comply with Subchapter M or Section 817(h) of the Code.

          (b) Prudential shall not be liable under this Section 12.1 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party's reckless disregard of obligations or duties (i) under this Agreement, or (ii) to AVIF or AIM.

          (c) Prudential shall not be liable under this Section 12.1 with respect to any action against an Indemnified Party unless AVIF or AIM shall have notified Prudential in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Prudential of any such action shall not relieve Prudential from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 12.1. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, Prudential shall be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Prudential to such Indemnified Party of its election to assume the defense thereof, the Indemnified Party will cooperate fully with Prudential and shall bear the fees and expenses of any additional counsel retained by it, and Prudential will not be liable to such Indemnified Party under this

Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

     12.2 OF PRUDENTIAL BY AVIF AND AIM.

          (a) Except to the extent provided in Sections 4.1(c)(vii), 12.2(d), 12.2(e) and 12.2(f), below, AVIF and AIM each agree to indemnify and hold harmless Prudential, its respective affiliates, and each of their respective directors and officers, and each person, if any, who controls Prudential, or its respective affiliates within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 12.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of AVIF and AIM) or actions in respect thereof (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such losses, claims, damages, liabilities or actions are related to the sale or acquisition of AVIF's Shares and:

               (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in AVIF's 1933 Act registration statement, AVIF Prospectus or sales literature or advertising of AVIF (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to AVIF or its affiliates by or on behalf of Prudential or its affiliates for use in AVIF's 1933 Act registration statement, AVIF Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or

               (ii) arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Policies, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of AVIF or its affiliates and on which such persons have reasonably relied) or the negligent, illegal or fraudulent conduct of AVIF, its affiliates or persons under their control (including, without limitation, their employees and "Associated Persons"), in connection with the sale or distribution of AVIF Shares; or

               (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Policies, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to

          Prudential or its respective affiliates by or on behalf of AVIF or AIM for use in any Account's 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Policies, or any amendment or supplement to any of the foregoing; or

               (iv) arise as a result of any failure by AVIF or AIM to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by AVIF or AIM in this Agreement or arise out of or result from any other material breach of this Agreement by AVIF or AIM.

               (v) arise out of or result from the incorrect or untimely calculation or reporting by AVIF of a Fund's daily NAV per share (subject to Section 2.6 of this Agreement) or dividend or capital gain distribution rate.

          (b) Except to the extent provided in Sections 4.1(c)(vii), 12.2(d), 12.2(e) and 12.2(f) hereof, AVIF and AIM each agree to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, except as set forth in Section 12.2(c) below, the written consent of AVIF and AIM) or actions in respect thereof (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions directly or indirectly result from or arise out of the failure of any Fund to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder, or (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Participants asserting liability against Prudential pursuant to the Policies, the costs of any ruling and closing agreement or other settlement with the IRS, and the cost of any substitution by Prudential of Shares of another investment company or portfolio for those of any adversely affected Fund as a funding medium for each Account that Prudential reasonably deems necessary or appropriate as a result of the noncompliance.

          (c) The written consent of AVIF and AIM referred to in Section 12.2(b) above shall not be required with respect to amounts paid in connection with any ruling and closing agreement or other settlement with the IRS.

          (d) Neither AVIF nor AIM shall be liable under this Section 12.2 with respect to any losses, claims, damages, liabilities or actions to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party's reckless disregard of its obligations and duties (i) under this Agreement, or (ii) to Prudential, each Account, or Participants.

          (e) Neither AVIF nor AIM shall be liable under this Section 12.2 with respect to any action against an Indemnified Party unless the Indemnified Party shall have notified AVIF or AIM in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify AVIF or AIM of any such action shall not relieve AVIF or AIM from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this
Section 12.2. Except as otherwise provided herein, in case any such action is brought against an Indemnified Party, AVIF or AIM will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from AVIF or AIM to such Indemnified Party of its election to assume the defense thereof, the Indemnified Party will cooperate fully with AVIF and shall bear the fees and expenses of any additional counsel retained by it, and AVIF will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.

          (f) In no event shall either AVIF or AIM be liable under the indemnification provisions contained in this Agreement to any individual or entity, including, without limitation, Prudential, or any other Participating Insurance Company or any Participant, with respect to any losses, claims, damages, liabilities or expenses that arise out of or result from (i) a breach of any representation, warranty, and/or covenant made by Prudential hereunder or by any Participating Insurance Company under an agreement containing substantially similar representations, warranties and covenants, (ii) the failure by Prudential or any Participating Insurance Company to maintain its segregated asset account (which invests in any Fund) as a legally and validly established segregated asset account under applicable state law and as a duly registered unit investment trust under the provisions of the 1940 Act (unless exempt therefrom), or (iii) the failure by Prudential or any Participating Insurance Company to maintain its variable annuity and/or variable life insurance contracts (with respect to which any Fund serves as an underlying funding vehicle) as life insurance, endowment or annuity contracts under applicable provisions of the Code.

     12.3 EFFECT OF NOTICE.

          Any notice given by the indemnifying Party to an Indemnified Party referred to in Sections 12.1(c) or 12.2(e) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

     12.4 SUCCESSORS.

          This Agreement shall be binding on successors of any Party who shall be entitled, among other things, to the benefits of the indemnification contained in this Section 12.

     12.5 ASSIGNMENTS.

          This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties, which consent shall not be unreasonably withheld.

                           SECTION 13. APPLICABLE LAW

     This Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

                      SECTION 14. EXECUTION IN COUNTERPARTS

     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

                            SECTION 15. SEVERABILITY

     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

                          SECTION 16. RIGHTS CUMULATIVE

     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

                              SECTION 17. HEADINGS

     The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

                           SECTION 18. CONFIDENTIALITY

     Except as required by law, subpoena, court order or regulatory order or request, each party hereto shall treat as confidential the names and addresses of the owners of the Policies and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

                       SECTION 19. AGREEMENT TO COOPERATE

     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

                                          AIM VARIABLE INSURANCE FUNDS


Attest: P. Michelle Grace                 By: /s/ Philip A. Taylor
                                              ----------------------------------
                                          Name: Philip A. Taylor
                                          Title: President


                                          A I M DISTRIBUTORS, INC.


Attest: P. Michelle Grace                 By: /s/ Gene L. Needles
                                              ----------------------------------
                                          Name: Gene L. Needles
                                          Title: President


                                          THE PRUDENTIAL INSURANCE COMPANY OF
                                          AMERICA,  on behalf of itself and
                                          its separate accounts


Attest:                                   By: /s/ Terrence J. Dwyer
       -------------------------------        ----------------------------------
                                          Name: Terrence J. Dwyer
Name:  -------------------------------    Title: VP PruBenefit Funding

Title: -------------------------------

                                  "SCHEDULE A-1

        SEPARATE ACCOUNTS OF THE COMPANY REGISTERED UNDER THE 1940 ACT AS
                             UNIT INVESTMENT TRUSTS

The following separate accounts of the Company are subject to the Agreement:

                           Date Established by
                        Board of Directors of the       SEC 1940 Act      Type of Product Supported
Name of Account                  Company            Registration Number         by Account
---------------         -------------------------   -------------------   -------------------------
Prudential Variable           June 24, 1988              811-07545        Variable Life Insurance
Contract Account GI-2
(VCA-GI-2)

                GROUP VARIABLE LIFE INSURANCE POLICIES REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

The following Contracts are subject to the Agreement:

                                                             1933 Act
                                                           Registration   Type of Product Supported by
 Name of Contract             Available Funds                 Number                Account
------------------   -----------------------------------   ------------   ----------------------------
PruBenefit Select    Series I Shares of:                    333-137572       Variable Life Insurance
                     AIM V.I. Core Equity Fund
                     AIM V.I. Diversified Income Fund
                     AIM V.I. Dynamics Fund
                     AIM V.I. Global Health Care Fund
                     AIM V.I. Government Securities Fund
                     AIM V.I. High Yield Fund
                     AIM V.I. International Growth Fund
                     AIM V.I. Small Cap Equity Fund
                     AIM V.I. Technology Fund
                     AIM V.I. Utilities Fund
Group Variable       Series I Shares of:                     333-01031       Variable Life Insurance
Universal Life       AIM V.I. Diversified Income Fund
Insurance Contract   AIM V.I. Dynamics Fund
                     AIM V.I. Global Health Care Fund
                     AIM V.I. Government Securities Fund
                     AIM V.I. High Yield Fund
                     AIM V.I. Small Cap Equity Fund
                     AIM V.I. International Growth Fund
                     AIM V.I. Technology Fund
                     AIM V.I. Utilities Fund

                                  SCHEDULE A-2

       SEPARATE ACCOUNTS OF THE COMPANY EXCLUDED FROM THE DEFINITION OF AN
                 INVESTMENT COMPANY AS PROVIDED FOR BY SECTION
                            3(C)(11) OF THE 1940 ACT

The following separate accounts of the Company are subject to the Agreement:

                     Date Established by
                  Board of Directors of the   Type of Product Supported by
Name of Account           Company                       Account
---------------   -------------------------   ----------------------------


              GROUP VARIABLE LIFE INSURANCE POLICIES NOT REGISTERED
           UNDER THE SECURITIES ACT OF 1933 IN RELIANCE UPON SECTION
                               3(A)(2) OF THE ACT

The following Contracts are subject to the Agreement:

                                       1933 Act
                                     Registration   Type of Product Supported
Name of Contract   Available Funds      Number              by Account
----------------   ---------------   ------------   -------------------------


                                  SCHEDULE A-3

 SEPARATE ACCOUNTS OF THE COMPANY EXCLUDED FROM THE DEFINITION OF AN INVESTMENT
                       COMPANY AS PROVIDED FOR BY SECTION
                       3(C)(1) OR 3(C)(7) OF THE 1940 ACT

The following separate accounts of the Company are subject to the Agreement:

                               Date Established by          Type of Product Supported
   Name of Account      Board of Directors of the Company           by Account
---------------------   ---------------------------------   -------------------------
Prudential Variable             February 9, 1999             Variable Life Insurance
Contract Account GI-6
(VCA-GI-6)

              GROUP VARIABLE LIFE INSURANCE POLICIES NOT REGISTERED
           UNDER THE SECURITIES ACT OF 1933 IN RELIANCE UPON SECTION
                   4(2) OF THE ACT AND REGULATION D THEREUNDER

The following Contracts are subject to the Agreement:

                                                             Group or        Type of Product
 Name of Contract              Available Funds              Individual     Supported by Account
-------------------   -----------------------------------   ----------   -----------------------
PruBenefit Laureate   Series I Shares of:                    Group      Variable Life Insurance"
                      AIM V.I. Core Equity Fund
                      AIM V.I. Diversified Income Fund
                      AIM V.I. Dynamics Fund
                      AIM V.I. Global Health Care Fund
                      AIM V.I. Government Securities Fund
                      AIM V.I. High Yield Fund
                      AIM V.I. International Growth Fund
                      AIM V.I. Small Cap Equity Fund
                      AIM V.I. Technology Fund
                      AIM V.I. Utilities Fund

3. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "SCHEDULE B

                         FUNDS AVAILABLE UNDER POLICIES

SERIES I SHARES OF:

AIM V.I. Basic Balanced Fund
AIM V.I. Basic Value Fund
AIM V.I. Capital Appreciation Fund
AIM V.I. Capital Development Fund
AIM V.I. Core Equity Fund
AIM V.I. Demographic Trends Fund
AIM V.I. Diversified Dividend Fund
AIM V.I. Diversified Income Fund
AIM V.I. Dynamics Fund
AIM V.I. Financial Services Fund
AIM V.I. Global Equity Fund
AIM V.I. Global Health Care Fund
AIM V.I. Government Securities Fund
AIM V.I. Global Real Estate Fund
AIM V.I. High Yield Fund
AIM V.I. International Core Equity
AIM V.I. International Growth Fund
AIM V.I. Large Cap Growth Fund
AIM V.I. Mid Cap Core Equity Fund
AIM V.I. Money Market Fund
AIM V.I. Small Cap Equity Fund
AIM V.I. Small Cap Growth Fund
AIM V.I. Technology Fund
AIM V.I. Utilities Fund"